Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2020 relating to the consolidated financial statements of CenterState Bank Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and effectiveness of CenterState Bank Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Bank Corporation for the year ended December 31, 2019.

/s/ Crowe LLP

Fort Lauderdale, Florida

June 5, 2020